Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Reliant Bancorp, Inc. (“Reliant”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 22, 2019, by and among Reliant, PG Merger Sub, Inc. (“Merger Sub”), and First Advantage Bancorp (“FABK”), pursuant to which Merger Sub will merge with and into FABK (the “merger”) and FABK will, as soon as reasonably practicable following the merger and as part of a single integrated transaction, merge with and into Reliant, the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Reliant upon consummation of the merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ William Lawson Mabry
William Lawson Mabry

December 19, 2019